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                                                                      EXHIBIT 11

                          BEN & JERRY'S HOMEMADE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE
                     (In thousands except per share amounts)

                                                   Thirteen weeks ended  Twenty-six weeks ended
                                                   --------------------  ----------------------
                                                   June 26,    June 27,   June 26,    June 27,
                                                      1999        1998       1999       1998
                                                   --------    --------   --------    --------
Numerator:
      Net income                                     $3,214      $2,130     $4,411      $2,510
                                                     ------      ------     ------      ------
Denominator:
      Denominator for basic earnings per share-
          weighted-average shares                     7,128       7,245      7,119       7,244

      Dilutive employee stock options                   500         300        471         254
                                                     ------       -----      -----       -----

      Denominator for diluted earnings per share-
          adjusted weighted-average shares and
          assumed conversions                         7,628       7,546      7,590       7,498
                                                     ======      ======     ======      ======

      Net income per common share
          Basic                                       $0.45       $0.29      $0.62       $0.35
                                                      =====       =====      =====       =====
Diluted                                               $0.42       $0.28      $0.58       $0.33
                                                      =====       =====      =====       =====